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Exhibit 99(P)

SUBSCRIPTION AGREEMENT

        WHEREAS, there has been organized under the laws of the State of Delaware, a statutory trust known as the Reaves Utility Income Fund (the "Fund").

        WHEREAS, the Fund has been organized for the purpose of engaging in any lawful act or activity for which statutory trusts may be organized under the Delaware Statutory Trust Act.

        WHEREAS, the Fund is authorized to issue an unlimited number of shares of beneficial interest, no par value per share ("Common Stock").

        NOW, THEREFORE, the undersigned hereby subscribes for and agrees to purchase five thousand two hundred thirty five and six hundred and two one thousandths (5,235.602) shares of Common Stock and agrees to pay the amount of $100,000 therefor.

        The subscription hereunder shall be payable at such time or times as the Board of Trustees of the Fund may determine, and the shares of stock subscribed for hereunder shall be issued at the time payment is received therefor.

        Dated as of the    day of February, 2004.

ALPS MUTUAL FUNDS SERVICES, INC.
By:
Name: Title:
Accepted as of February , 2004
REAVES UTILITY INCOME FUND
By:
Name: Title:

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SUBSCRIPTION AGREEMENT